EXHIBIT 99.2

HILTON HOTELS CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements of the Company are based on the historical consolidated financial statements of Hilton Hotels Corporation and the combined financial statements of Hilton International after giving effect to our acquisition on February 23, 2006 of Hilton International (the “HI Acquisition”), borrowings under our senior credit facilities and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined balance sheet as of December 31, 2005 is presented as if the HI Acquisition and borrowings under the senior credit facilities occurred on December 31, 2005. The unaudited pro forma combined statement of income for the year ended December 31, 2005 is presented as if the HI Acquisition and borrowings under the senior credit facilities had taken place on January 1, 2005.

The allocation of the purchase price used in the unaudited pro forma combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

The unaudited pro forma combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the HI Acquisition and borrowings under the senior credit facilities been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. The pro forma adjustments are based upon available information and upon certain assumptions that Hilton management believe are reasonable. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

The unaudited pro forma financial statements do not reflect any revenue enhancements, operating efficiencies or cost savings that we may achieve with respect to the combined companies. The allocation of the purchase price to the assets and liabilities acquired reflected in this pro forma financial data is preliminary. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company and Hilton International.

Hilton Hotels Corporation and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet

(in millions)

	Historical
	December 31, 2005		Pro Forma		US GAAP
	US GAAP	IFRS	Adjustments		Pro Forma
	HHC	HI	(Note 4)		Combined

ASSETS
Current Assets
Cash and equivalents	$1,154	103	(553	)(A)	704
Restricted cash	182	10	—		192
Accounts receivable, net	312	3,575	(3,089	)(B)	798
Inventories	219	26	1	(C)	246
Other current assets	222	46	12	(C)	280

Total current assets	2,089	3,760	(3,629)		2,220

Investments, Property and Other Assets
Investments and notes receivable, net	707	130	(59	)(C)(D)	778
Property and equipment, net	2,985	3,245	(489	)(E)	5,741
Other identified amortizable intangible assets	409	82	971	(F)	1,462
Brands	970	476	1,174	(F)	2,620
Goodwill	1,216	1,810	656	(G)	3,682
Other assets	367	18	109	(C)(H)	494

Total investments, property and other assets	6,654	5,761	2,362		14,777

Total Assets	$8,743	9,521	(1,267)		16,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$772	2,110	(1,118	)(I)	1,764
Current maturities of long-term debt	47	60	17	(J)	124
Income taxes payable	45	18	2	(C)	65

Total current liabilities	864	2,188	(1,099)		1,953

Long-term debt	3,572	74	4,880	(J)	8,526
Non-recourse debt and capital leases of non-controlled entities	100	—	399	(J)	499
Deferred income taxes	678	566	762	(K)	2,006
Insurance reserves and other	718	111	373	(L)	1,202

Total liabilities	5,932	2,939	5,315		14,186

Stockholders’ equity	2,811	6,582	(6,582	)(M)	2,811

Total Liabilities and Stockholders’ Equity	$8,743	9,521	(1,267)		16,997

Hilton Hotels Corporation and Subsidiaries

Unaudited Pro Forma Combined Statement of Income

(in millions, except per share amounts)

	Historical
	Year ended
	December 31, 2005		Pro Forma		US GAAP
	US GAAP	IFRS	Adjustments		Pro Forma
	HHC	HI	(Note 4)		Combined

Revenue
Owned hotels	$2,049	955	—		3,004
Leased hotels	111	2,195	199	(C)	2,505
Management and franchise fees	452	94	—		546
Timeshare and other income	606	93	—		699
	3,218	3,337	199		6,754
Other revenue from managed and franchised properties	1,219	—	360	(N)	1,579
	4,437	3,337	559		8,333
Expenses
Owned hotels	1,459	730	—		2,189
Leased hotels	99	1,923	155	(C)	2,177
Depreciation and amortization	299	261	(64	)(O)	496
Impairment loss and related costs	7	—	—		7
Other operating expenses	497	179	—		676
Corporate expense	103	17	6	(P)	126
	2,464	3,110	97		5,671
Other expenses from managed and franchised properties	1,212	—	360	(N)	1,572
	3,676	3,110	457		7,243

Operating income from unconsolidated affiliates	44	3	3	(Q)	50

Operating Income	805	230	105		1,140

Interest and dividend income	32	90	(85	)(R)	37
Interest expense	(259)	(66)	(241	)(S)	(566)
Net interest from unconsolidated affiliates and non-controlled interests	(26)	—	(26	)(S)	(52)
Net gain (loss) on asset dispositions and other	103	(62)	62	(T)	103
Loss from non-operating affiliates	(17)	—	—		(17)

Income Before Taxes and Minority and Non-Controlled Interests	638	192	(185)		645
Provision for income taxes	(166)	(35)	22	(U)	(179)
Minority and non-controlled interests, net	(12)	—	—		(12)

Net Income from Continuing Operations	$460	157	(163)		454

Basic Earnings Per Share	$1.20				1.19

Diluted Earnings Per Share	$1.13				1.12

1   Basis of Presentation

The unaudited pro forma combined financial statements of the Company are based on the historical consolidated financial statements of Hilton and the historical combined financial statements of Hilton International, after giving effect to our acquisition of Hilton International, borrowings under our senior credit facilities and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The historical consolidated financial statements of Hilton are presented under United States Generally Accepted Accounting Principles (“US GAAP”), and the historical combined financial statements of Hilton International are presented under International Financial Reporting Standards (“IFRS”). The unaudited pro forma combined financial statements are reported under US GAAP, and as such, adjustments to present the HI historical combined financial statements under US GAAP are reported as a component of the “Pro Forma Adjustments” on the unaudited pro forma combined financial statements. Certain reclassifications have been made to the historical IFRS balances of Hilton International to conform the financial presentation of Hilton and Hilton International. In addition, the HI IFRS historical statement of income has been adjusted to remove the impact of any asset sales that qualify for discontinued operations treatment.

The unaudited pro forma combined balance sheet as of December 31, 2005 is presented as if the HI Acquisition and borrowings under the senior credit facilities occurred on December 31, 2005. The HI balance sheet is translated into US dollars using the December 31, 2005 exchange rate of $1.7188 per £1. The unaudited pro forma combined statement of income of Hilton and HI for the year ended December 31, 2005 is presented as if the HI Acquisition and borrowings under the senior credit facilities had taken place on January 1, 2005. The HI results of operations have been translated into US Dollars using the average daily exchange rate of $1.8182 per £1 for the year ended December 31, 2005.

The allocation of the purchase price used in the unaudited pro forma combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

The unaudited pro forma combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the HI Acquisition and borrowings under the senior credit facilities been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. The pro forma adjustments are based upon available information and upon certain assumptions that Hilton management believe are reasonable. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

The unaudited pro forma financial statements do not reflect any revenue enhancements, operating efficiencies, or cost savings that we may achieve with respect to the combined companies. The allocation of the purchase price to the assets and liabilities acquired reflected in this pro forma financial data is preliminary. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company and HI.

2   Acquisition of Hilton International

On February 23, 2006, we completed the HI Acquisition for approximately £3.3 billion, equivalent to approximately $5.8 billion on the transaction date. In order to fund the HI Acquisition, we used approximately $867 million of cash and borrowed approximately $4.8 billion under new senior credit facilities with a syndicate of financial institutions (see “Note 3 Senior Credit Facilities” below). We also incurred approximately $78 million in direct acquisition costs.

For purposes of the pro forma December 31, 2005 combined balance sheet, the total purchase price is comprised of the following:

(in millions)
Payment from cash on hand for HI Acquisition	$867
Payment from new senior credit facilities for HI Acquisition	4,809
Transaction costs and expenses	78
Total purchase price	$5,754

The preliminary allocation of the pro forma purchase price is as follows:

(in millions)
Property and equipment, net	$2,756
Identifiable intangible assets	2,703
Goodwill	2,466
Deferred income taxes	(1,328)
Other, net	(843)
Total purchase price	$5,754

3   Senior Credit Facilities

In connection with the HI Acquisition in February 2006, we entered into new senior credit facilities in an aggregate principal U.S. dollar equivalent of approximately $5.75 billion with a syndicate of financial institutions. These facilities are secured by a pledge of the capital stock of certain of our wholly-owned subsidiaries. The credit facilities consist of the following:

•              U.S. Dollar Denominated Revolver—5 year, $3.25 billion available in U.S. dollars, British Pounds Sterling, Euros and Swedish Kronor or other currencies acceptable to the administrative agent. Interest is payable at a variable rate depending upon our leverage ratio and senior debt ratings, with initial borrowings at LIBOR plus 150 basis points (which includes a 25 basis point annual facility fee).

•              Foreign Currency Denominated Term Loan A—5 year, approximate equivalent of $2 billion to be denominated in £675 million, €675 million and Australian $140 million. Interest is payable at a variable rate depending upon our leverage ratio and senior debt ratings, with initial borrowings at LIBOR plus 150 basis points.

•              U.S. Dollar Denominated Term Loan B—7 year, $500 million term loan available only in U.S. dollars. Interest is payable at a rate of LIBOR plus 137.5 basis points.

We also have the option to increase the credit facilities by $500 million.

4   Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma combined balance sheet:

(A)          To record the following adjustments to cash:

(in millions)	Cash
Payment from cash on hand for HI Acquisition	$(867)
Fees paid for senior credit facilities	(58)
Consolidation of companies previously accounted for under the equity method	357
IFRS to US GAAP adjustments due to FIN 46(R) consolidations	15
$(553)

(B)           To record the following adjustments to accounts receivable:

Accounts
(in millions)	Receivable
IFRS to US GAAP adjustments due to FIN 46(R) consolidations	$17
Consolidation of companies previously accounted for under the equity method, net of allowance and intercompany	24
Elimination of HI receivable balance from Hilton Group plc, which was assumed by the Company and became an intercompany balance upon completion of the HI Acquisition	(3,130)
$(3,089)

(C)           To adjust for the consolidation of joint ventures under the conversion from IFRS to US GAAP, due to Financial Accounting Standards Board Interpretation Number 46 (Revised) (“FIN 46(R)”), which requires the results, assets and liabilities of variable interest entities, of which the Company is the primary beneficiary, to be consolidated.

(D)          To eliminate the equity investment in companies now consolidated after the HI Acquisition.

(E)           To adjust HI’s property and equipment to estimated fair market value. Includes IFRS to US GAAP adjustments related to differences in accounting for sale and leaseback transactions, capital leases, depreciation and impairment, capitalized interest and the consolidation of variable interest entities under FIN 46(R).

(F)           To adjust other identified amortizable intangible assets and brand values to estimated fair market value.

(G)           To reflect the excess purchase price over the estimated fair value of assets acquired and liabilities assumed.

(H)          To record deferred costs associated with the senior credit facilities.

(I)            To record the following adjustments to accounts payable:

Accounts
(in millions)	Payable
IFRS to US GAAP adjustments for FIN 46(R) consolidations	$23
Accrual of direct acquistion costs related to the HI Acquisition	78
Consolidation of companies previously accounted for under the equity method, net of intecompany	139
Elimination of HI payable balance to Hilton Group plc, which was assumed by the Company and became an intercompany balance upon completion of the HI Acquisition	(1,358)
$(1,118)

(J)            To record borrowings under the senior credit facilities and the impact of IFRS to US GAAP adjustments for FIN 46(R) and capital leases:

Long Term
(in millions)	Debt
Borrowings under new senior credit facilities	$4,809
Leases capitalized under US GAAP	78
Total	4,887
Less current portion	(7)
Adjustment to long-term debt	$4,880

Non-recourse debt and capital leases under FIN 46(R)	$409
Less current portion	(10)
Adjustment to non-recourse debt of non-controlled entities	$399

(K)          To record the deferred tax effect of the pro forma balance sheet adjustments and IFRS to US GAAP adjustments.

(L)           To adjust insurance reserves and other for IFRS to US GAAP adjustments, including the consolidation of variable interest entities under FIN 46(R), the consolidation of companies previously accounted for under the equity method and to accrue for onerous lease liabilities.

(M)         To eliminate the historical HI equity, including the impact of IFRS to US GAAP and other adjustments.

(N)          To adjust for reimbursable costs, including costs of Hilton HHonors and Hilton Reservations Worldwide, incurred on behalf of managed and franchised properties.

(O)          To adjust depreciation and amortization to reflect the preliminary revaluation of acquired property and equipment and identifiable intangible assets. Also includes the reversal of an impairment charge under IFRS totaling approximately $87 million.

(P)           To recognize pension expense under US GAAP previously unrecognized under IFRS.

(Q)          To adjust operating income from unconsolidated affiliates to reflect the consolidation of companies previously accounted for under the equity method.

(R)           To eliminate interest income on HI receivable balance from Hilton Group plc which was assumed by the Company and became an intercompany balance upon completion of the HI Acquisition.

(S)           To record the estimated increase in interest expense related to the HI Acquisition. For purposes of the pro forma combined statements of income for the year ended December 31, 2005, the entire cash purchase price was assumed to be funded under the new senior credit facilities. The estimated interest expense for these borrowings is computed to an assumed weighted average borrowing rate of 4.93% for the year ended December 31, 2005. Each 1/8 percent change in the rate of this financing would result in an change in interest expense of approximately $7 million for the year ended December 31, 2005.

The pro forma adjustment to increase expense also includes interest expense associated with IFRS to US GAAP adjustments for additional debt consolidated under FIN 46(R) and capital leases. The estimated interest expense for this debt is computed at an assumed weighted average interest rate of 6.26% for the year ended December 31, 2005.

The adjustment to interest expense also includes the elimination of interest expense on HI payable balances to Hilton Group plc which were assumed by the Company and became intercompany balances upon completion of the HI Acquisition and amortization of estimated debt issuance costs.

(T)           To reverse gains and losses on asset sales realized by HI during the year ended December 31, 2005. The pro forma statement of income assumes the acquisition occurred at the beginning of the year; therefore, the assets would have been revalued at fair value and no gain or loss on sale would have resulted during the year.

(U)          To adjust income tax expense for the impact of the pro forma adjustments, differences between IFRS and US GAAP, and the impact of the HI Acquisition on the combined entity’s effective tax rate.